Exhibit 5

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of January 28, 2011, by and among BOTC Holdings LLC, a Delaware limited liability company (the “Assignor”), Lightyear Fund II, L.P., a Delaware limited partnership (“Fund II”) and Lightyear Co-Invest Partnership II, L.P., a Delaware limited partnership (“Co-Invest).

WHEREAS, the Assignor is party to that certain Amended and Restated Securities Purchase Agreement (the “Purchase Agreement”), dated as of November 16, 2010, as amended by the First Amendment, dated as of December 30, 2010, between Cascade Bancorp, an Oregon corporation (the “Company”) and the Assignor;

WHEREAS, capitalized terms used and not otherwise defined herein shall have their respective meanings as defined in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, the Assignor has agreed to acquire $45,875,000 in shares of common stock, no par value per share (the “Common Stock”) of the Company;

WHEREAS, pursuant to Section 6.8 of the Purchase Agreement, the Assignor may, without the consent of the Company, assign its rights and obligations under the Purchase Agreement to any Affiliate of the Assignor and any such transferee shall be included in the term Investor as defined in the Purchase Agreement;

WHEREAS, the Assignor desires to assign to Fund II, and Fund II desires to assume from the Assignor, certain of the Assignor’s rights and performance obligations under the Purchase Agreement with respect to the acquisition of $45,754,000 of the shares of Common Stock to be purchased (such amount, the “Fund II Shares”);

WHEREAS, the Assignor desires to assign to Co-Invest, and Co-Invest desires to assume from the Assignor, certain of the Assignor’s rights and performance obligations under the Purchase Agreement with respect to the acquisition of $121,000 of the shares of Common Stock to be purchased (such amount, the “Co-Invest Shares)

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties hereby agree as follows:

1. Assignment and Assumption. (a) The Assignor hereby assigns to Fund II the Assignor’s rights under the Purchase Agreement to acquire the Fund II Shares and any rights associated with the ownership of the Fund II Shares and Fund II being deemed an “Investor” pursuant to Section 6.8 of the Purchase Agreement (including without limitation, registration rights pursuant to the Registration Rights Agreement dated as of the date hereof and gross-up rights pursuant to Section 4.7 of the Purchase Agreement) (collectively, the “Rights”), and Fund II hereby assumes and agrees to pay, perform and discharge the Assignor’s obligations, subject to the terms and conditions of the Purchase Agreement, to purchase the Fund II Shares from the Company and with respect to any other Rights under the Purchase Agreement; provided, however, that the Assignor shall remain liable for the performance of Fund II’s obligations under the Agreement.

(b) The Assignor hereby assigns to Co-Invest the Assignor’s rights under the Purchase Agreement to acquire the Co-Invest Shares and any rights associated with the ownership of the Co-Invest Shares and Co-Invest being deemed an “Investor” pursuant to Section 6.8 of the Purchase Agreement (including without limitation, the Rights), and Co-Invest hereby assumes and agrees to pay, perform and discharge the Assignor’s obligations, subject to the terms and conditions of the Purchase Agreement, to purchase the Co-Invest Shares from the Company and with respect to any other Rights under the Purchase Agreement; provided, however, that the Assignor shall remain liable for the performance of Co-Invest’s obligations under the Agreement.

2. Counterparts. This Agreement may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the date first written above.

3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States, and shall be treated in all respects as a New York contract.

IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Agreement on the date first written above.

ASSIGNOR:

BOTC HOLDINGS LLC

By:	/s/ Timothy J. Kacani
Name:	Timothy J. Kacani
Title:	Authorized Person

ASSIGNEES:

LIGHTYEAR FUND II, L.P.

By: LIGHTYEAR FUND II GP, L.P., its general partner.

By:	/s/ Timothy J. Kacani
Name:	Timothy J. Kacani
Title:	Authorized Person

LIGHTYEAR CO-INVEST PARTNERSHIP II, L.P.

By: LIGHTYEAR FUND II GP HOLDINGS, LLC, its general partner.

By:	/s/ Timothy J. Kacani
Name:	Timothy J. Kacani
Title:	Authorized Person